Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Enviro Voraxial Technology, Inc. (File number 333-140929) of our report dated April 12, 2010, with respect to the consolidated balance sheets of Enviro Voraxial Technology, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity, comprehensive (loss) income, and cash flows for each of the years in the two-year period ended December 31, 2009, which report is included in this annual report on Form 10-K of Enviro Voraxial Technology, Inc. for the year ended December 31, 2009.

JEWETT SCHWARTZ WOLFE & ASSOCOCIATES

Hollywood, Florida
April 13, 2010